Exhibit 10.14

PDF Solutions, Inc.
333 West San Carlos Street, Suite 700, San Jose, CA 95110 USA
 Telephone: 408 280 7900, Fax: 408 280 7915
www.pdf.com

October 13, 2009

VIA Hand Delivery

Kimon Michaels

Dear Kimon,

For our mutual records, this letter is to confirm your current employment with PDF Solutions, Inc. (the “Company”) in the position of Vice President, Design for Manufacturability reporting to John Kibarian.  You are based in the San Jose office at 333 West San Carlos Street, Suite 700, San Jose, CA  95110.

1.
Compensation.  Your current base salary is Two Hundred Ten Thousand U.S. Dollars ($210,000) per annum. Salary is paid in accordance with the Company's standard payroll policies (subject to applicable withholding taxes as required by law).

2.
Start Date. Your Start Date with the Company is considered to be December 29, 1992 (i.e. reflecting the date of the Company’s incorporation, however, your adjusted seniority date is considered to be January 1, 1991 when the business of the current company began).

3.
General Duties.  During the term of your employment, you agree that (i) at all times and to the best of your ability you will loyally and conscientiously perform all of the duties and obligations required of you by the Company and to successfully perform in your position; (ii) you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and that you will not directly or indirectly engage in or participate in any business that is competitive in any manner with the business of the Company; and, (iii) you will comply with all policies of the Company as in effect from time to time.

4.	Bonus. In addition to your salary, you may receive an incentive bonus from time-to-time as determined by the Compensation Committee of the Board of Directors.

5.	Benefits. The Company makes available to you the regular health insurance program and other benefits as established by the Company for its employees from time to time.

Kimon Michaels

October 13, 2009

Please sign and date a copy of this letter in the space provided below and return it to Sonjia Jeter.

Best regards,

/s/ Joy E. Leo

Joy E. Leo
Chief Administration Officer

ACKNOWLEDGMENT

I understand that my employment at the Company is not a contract for a fixed term or specified period of time.  I understand that my employment is voluntary, (“At Will”), and can be terminated either by me or by the Company at any time, with or without notice and with or without cause.  The provisions stated above supersede all prior representations or agreements, whether written or oral.   This offer letter may not be modified or amended except by a written agreement, signed by the Company and me.

THE FOREGOING TERMS AND CONDITIONS
ARE HEREBY AGREED TO AND ACCEPTED:

Signed: /s/ Kimon Michaels
Print Name: Kimon Michaels
Date: 10/16/09